October 11, 2002                                                     Exhibit 15

PC Connection, Inc.
730 Milford Road
Merrimack, New Hampshire

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of PC Connection, Inc. and subsidiaries for the periods ended June 30, 2002 and 2001, as indicated in our report dated July 17, 2002 (October 11 as to Note 9) which includes an explanatory paragraph relating to the restatement; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, is incorporated by reference in Registration Statement Nos. 333-40172, 333-50845, 333-50847, 333-66450, 333-69981, 333-83943, and 333-91584 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts